EXHIBIT (h)(6)

EXPENSE LIMITATION AGREEMENT
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

INTERNATIONAL EQUITY PORTFOLIO
MID CAP GROWTH PORTFOLIO
MID CAP INTRINSIC VALUE PORTFOLIO
REAL ESTATE PORTFOLIO
SHORT DURATION BOND PORTFOLIO
SUSTAINABLE EQUITY PORTFOLIO
U.S. EQUITY INDEX PUTWRITE STRATEGY PORTFOLIO

1290 Avenue of the Americas
New York, New York 10104

April 20, 2022

Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, New York

Dear Ladies and Gentlemen:

International Equity Portfolio, Mid Cap Growth Portfolio, Mid Cap Intrinsic Value Portfolio, Real Estate Portfolio, Short Duration Bond Portfolio, Sustainable Equity Portfolio, and U.S. Equity Index PutWrite Strategy Portfolio (each, a "Fund") are series of Neuberger Berman Advisers Management Trust, a Delaware statutory trust ("Trust").

You hereby agree, from May 1, 2022 until each date noted on Schedule A (each, a "Limitation Period"), to waive fees and/or reimburse annual operating expenses as noted on Schedule A ("Operating Expenses") of each Fund 's respective classes noted on Schedule A (each, a "Class") so that the Operating Expenses of each Fund's respective Classes are limited to the respective rate per annum, as noted on Schedule A, of that Class's average daily net assets (each an "Expense Limitation").

Each Fund agrees to repay you out of assets attributable to its respective Class noted on Schedule A for any fees waived by you under an Expense Limitation or any Operating Expenses you reimburse in excess of an Expense Limitation, provided that the repayment does not cause that Class' Operating Expenses to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays you, whichever is lower. Any such repayment must be made within three years after the year in which you incurred the expense.

You understand that you shall look only to the assets attributable to the respective Class of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust or class of the applicable Fund, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.  Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust as that term is defined in the Investment Company Act of 1940. This Agreement supersedes any prior agreement with respect to the subject matter hereof as of May 1, 2022.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST,
on behalf of
INTERNATIONAL EQUITY PORTFOLIO
MID CAP GROWTH PORTFOLIO
MID CAP INTRINSIC VALUE PORTFOLIO
REAL ESTATE PORTFOLIO
SHORT DURATION BOND PORTFOLIO
SUSTAINABLE EQUITY PORTFOLIO
U.S. EQUITY INDEX PUTWRITE STRATEGY PORTFOLIO

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted as of April 20, 2022.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	President and Chief Investment Officer-- Equities

SCHEDULE A

Fund	Class	Limitation Period	Expense Limitation^
International Equity Portfolio	I	12/31/2025	1.00%
	S	12/31/2025	1.50%
Mid Cap Growth Portfolio	I	12/31/2025	1.00%
	S	12/31/2025	1.10%
Mid Cap Intrinsic Value Portfolio	I	12/31/2025	1.50%
	S	12/31/2025	1.25%
Real Estate Portfolio	S	12/31/2025	1.75%
Short Duration Bond Portfolio	I	12/31/2025	0.95%
Sustainable Equity Portfolio	I	12/31/2025	1.30%
	S	12/31/2025	1.17%
U.S. Equity Index PutWrite Strategy Portfolio	I	12/31/2025	0.80%
	S	12/31/2025	1.05%
^ “Operating Expenses” excludes interest, taxes, transaction costs, brokerage commissions, dividend and interest expenses relating to short sales, acquired fund fees and expenses and extraordinary expenses, if any.  Commitment fees relating to borrowings are treated as interest for purposes of this exclusion.